Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post–Effective Amendment No. 151 to the Registration Statement on Form N–1A of Fidelity Charles Street Trust: Moderate with Income Allocation Fund, Balanced Allocation Fund, Growth Allocation Fund, and Aggressive Growth Allocation Fund of our report dated November 10, 2023, relating to the financial statements and financial highlights, which appears in the above referenced funds’ Annual Report to Shareholders on Form N-CSR for the period ended September 30, 2023. We also consent to the references to our Firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
November 20, 2023